Exhibit 10.48

AMENDMENT NO. 1

TO

PROFESSIONAL AND MANAGEMENT SERVICES AGREEMENT AND LICENSE

THIS AMENDMENT NO. 1 TO PROFESSIONAL AND MANAGEMENT SERVICES AGREEMENT AND LICENSE (this “Amendment”) is made and entered into effective as of February 1, 2007 by and between Virtual Radiologic Professionals, LLC, a Delaware Limited Liability Company (the “Practice”) and Virtual Radiologic Corporation, a Delaware corporation (“VRC”). The Practice and VRC are referred to herein each individually as a “party,” and together the “parties.”

WHEREAS, Practice and VRC entered into that certain Professional and Management Services Agreement and License effective January 1, 2006 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Practice agreed to provide all of the professional services necessary for VRC to fulfill its contracts with physician groups and other customers for preliminary radiology interpretations (“Preliminary Reads”) and final radiology interpretations (“Final Reads”);

WHEREAS, in consideration for Practice’s provision of its professional services VRC agreed to pay Practice a Diagnostic Compensation Fee (“DCF”) equal to $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per transaction (the “Original DCF”) ;

WHEREAS, such transactions include both Preliminary Reads and Final Reads, and the Original DCF was calculated on a good faith and arms length basis that Preliminary Reads would comprise [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]% of the professional services necessary to fulfill VRC’s contracts with its customers from January 1, 2006 through December 31, 2006;

WHEREAS, between January 1, 2006 and December 31, 2006, Final Reads comprised a significantly higher percentage of total reads than anticipated;

WHEREAS, Final Reads are assigned higher prices by VRC, and correspondingly, Practice compensates its independent physician contractors additional compensation that is calculated on a per-Final Read basis;

WHEREAS, VRC and Practice did not recognize or include in their good faith negotiations of the Original DCF any amount for stock-based compensation associated with options granted by VRC to Practice for re-grant to its independent physician contractors.

WHEREAS, total cash and stock-based compensation expense related to Practice’s physicians has increased significantly from January 1, 2006 to December 31, 2006 due to (i) the increase in Final Reads provided on behalf of VRC by Practice’s physicians referenced above and the resulting increase in cash compensation to Practice physicians, or (ii) grants to an increased number of Practice physicians of non-incentive options to purchase VRC common stock, or (iii) periodic increases in the cost of stock-based compensation which must be adjusted over a physician’s service period to reflect increases or decreases in such stock’s fair market value during each reporting period; and

WHEREAS, as a result of the increased costs referenced above, the parties wish to adjust the Original DCF, with effect as of January 1, 2006, which adjustment shall not be considered an annual adjustment pursuant to Section 7.1 of the Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties have agreed and do hereby agree as follows:

1. Amendment to DCF.

A. Section 7.1 of the Agreement is hereby amended such that the DCF shall be equal to $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per transaction (the “Amended DCF”).

B. The Amended DCF referenced above is not an “annual adjustment” referenced in Section 7.1 of the Agreement because such adjustment is not based solely upon the overall volume of diagnostic services provided as part of Practice’s professional services.

C. VRC and the Practice each acknowledge and agree that the Amended DCF has been established and negotiated at arms length, and is fair, reasonable and consistent with fair market value, and is being implemented solely to correct for the greater amount of Final Reads performed and the necessary adjustments due to stock-based compensation.

D. The Amended DCF shall be given effect as of January 1, 2006, and VRC agrees to pay the Practice in immediately payable funds the difference between (x) the aggregate fees paid pursuant to Article 7 of the Agreement for all transactions between January 1, 2006 and December 31, 2006, which fees were based upon the Original DCF and (ii) the aggregate fees payable to the Practice for all transactions between January 1, 2006 and December 31, 2006 giving effect to the Amended DCF.

2. Stock-Based Compensation Adjustment. A Section 7.2 is hereby added to Article 7 of the Agreement, as follows:

7.2 Stock-Based Compensation Adjustment. In addition to the fees set forth in Section 7.1, the Practice and VRC agree to make a payment on a quarterly basis, as necessary, to reflect any additional or decreased compensation to physicians that must be accounted for due to the legal obligation to adjust liabilities associated with stock-based compensation caused by changes in the stock’s fair market value at each quarterly reporting period.

3. Miscellaneous.

A. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

B. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment effective as of February 1, 2007.

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Sean O. Casey
Title:	CEO

VIRTUAL RADIOLOGIC PROFESSIONALS, LLC

By:	/s/ Sean O. Casey
Title:	President